Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 18, 2008, relating to the consolidated financial statements of bebe stores, inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of bebe stores, inc. for the fiscal year ended July 5, 2008.
/s/ Deloitte & Touche LLP
San Francisco, California
December 8, 2008